Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 93rd Consecutive Profitable Quarter; 2012 Annual Net Income of $12.4 Million; Deposit Growth of $141.9 Million; and Loan Growth of $114.2 Million

LOWELL, MA-(GlobeNewswire)-(January 24, 2013) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the twelve months ended December 31, 2012 of $12.4 million, an increase of $1.4 million, or 13%, compared to the same twelve-month period in 2011. Diluted earnings per share were $1.28 for the twelve months ended December 31, 2012, an increase of $0.12, or 10%, compared to the same period in 2011. Net income for the three months ended December 31, 2012 amounted to $3.2 million, an increase of $376 thousand, or 13%, compared to the three months ended December 31, 2011. Diluted earnings per share were $0.33 for the three months ended December 31, 2012, an increase of $0.03, or 10%, compared to the same period in 2011. Total assets increased 12% in 2012, ending the year at $1.67 billion, while increases in deposits and loans outstanding were 11%, and 9%, respectively. Investment assets under management increased 17% since December 31, 2011, amounting to $592 million at December 31, 2012.

As previously announced on January 15, 2013, the Company declared a quarterly dividend of $0.115 per share to be paid on March 1, 2013 to shareholders of record as of February 8, 2013. The quarterly dividend represents a 4.5% increase over the 2012 dividend rate.

Chief Executive Officer Jack Clancy commented, “We believe our growth and performance is a direct reflection of our talented banking team, our strong customer experience culture, and our deep community banking roots, and this is what positions us well for the future. In 2012, we opened two new branches, in Pelham, NH and Tyngsboro, MA, and anticipate an early Spring opening of our new Lawrence, MA branch, which will be our twenty-first banking center. Strategically, our focus remains on organic growth and market expansion, while continually planning for our future by investing in our branch network, technology, progressive product capabilities, and, most importantly, in our people.”

Founder and Chairman of the Board George Duncan added, “The quarter ending December 31, 2012 represents our 93rd consecutive profitable quarter and our total assets under management have grown to $2.33 billion. These milestones represent significant accomplishments in only twenty-four years for our community bank. We believe we were able to achieve such success because of our strong service culture and product capabilities, combined with our core values. As we embark on our twenty-fifth year of caring for the financial needs of our customers and our communities, we believe we are better positioned than ever to serve our expanding market area with a broad range of competitive products, state-of-the-art delivery channels, and a dedicated team of knowledgeable banking professionals.”

Results of Operations
The Company's growth contributed to increases in net interest income and the level of operating expenses for both the quarter and the year ended December 31, 2012. In 2012, the provision for loan losses decreased compared to the 2011 periods, while non-interest income increased.

Net interest income for the quarter ended December 31, 2012 amounted to $15.9 million, an increase of $614 thousand, or 4%, compared to the December 2011 quarter. Net interest income for the twelve months ended December 31, 2012 amounted to $61.9 million, an increase of $3.6 million, or 6%, compared to the same period in 2011. The increases in net interest income over the comparable 2011 periods were due primarily to revenue generated from loan growth, which has been funded primarily through non-interest bearing deposits, partially offset by a decrease in tax equivalent net interest margin ("margin"). Average loan balances (including loans held for sale)

increased $102.8 million and $97.5 million, respectively, for the three and twelve months ended December 31, 2012, compared to the three and twelve month averages for the same periods in 2011. Net interest margin was 4.21% for the quarter ended December 31, 2012, compared to 4.39% for the quarter ended December 31, 2011. The margin was 4.20% for the quarter ended September 30, 2012. Margin for the twelve months ended December 31, 2012 was 4.27% compared to 4.37% for 2011. Consistent with the industry, the 2012 margin continued to trend downward, as the yield on interest-earning assets declined faster than the cost of funding, as funding rates have reached a level leaving little room for significant reductions.

The provision for loan losses amounted to $600 thousand for the three months ended December 31, 2012, compared to $1.2 million for the same period in 2011. For the twelve months ended December 31, 2012 and 2011, the provision for loan losses amounted to $2.8 million and $5.2 million, respectively. The decreases in the provision reflects modest credit stabilization within the loan portfolio compared to the 2011 periods. In making the provision to the allowance for loan losses, management takes into consideration the level of loan growth, adversely classified and non-performing loans, specific reserves for impaired loans, net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the twelve months ended December 31, 2012, excluding $26.4 million of purchased residential loans, was $87.8 million, compared to $108.5 million during the same period in 2011. These purchased loans are booked at fair market value and in accordance with accounting guidance, they do not carry an initial allowance for loan losses. The balance of the allowance for loan losses allocated to impaired loans amounted to $4.1 million at December 31, 2012, compared to $4.4 million at December 31, 2011. Total non-performing assets as a percentage of total assets were 1.33% at December 31, 2012, compared to 1.83% at December 31, 2011. For the year ended December 31, 2012, the Company recorded net charge-offs of $1.7 million, the majority of which had reserves specifically allocated in prior periods. For 2011, net charge-offs were $1.5 million. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.78% at December 31, 2012, compared to 1.86% at December 31, 2011.

Non-interest income for the three months ended December 31, 2012 amounted to $3.3 million, an increase of $313 thousand, or 11%, compared to the fourth quarter of 2011. Non-interest income for the twelve months ended December 31, 2012 amounted to $12.2 million, an increase of $233 thousand, or 2%, compared to the 2011 year-to-date period. The increase over the 2011 quarter was primarily due to increases in deposit and interchange fees, investment advisory fees, and other income, primarily due to increases in other fee income and gains on sales of OREO properties. In addition to changes noted for the quarter, the year-over-year results were impacted by a decrease in gains on securities sales, partially offset by an increase in gains on loan sales and higher other income in the current year primarily due to increases in insurance commissions.

Non-interest expense for the three months ended December 31, 2012 amounted to $13.8 million, an increase of $943 thousand, or 7%, compared to the same period in the prior year. For the twelve months ended December 31, 2012, non-interest expense amounted to $52.6 million, an increase of $3.6 million, or 7%, compared to the same period in the prior year. Increased expenses related to salaries and benefits and technology over the comparable quarter and year were primarily due to the Company's strategic growth initiatives, including branch growth. The year-to-date expenses were also impacted by increases in legal and other professional services and occupancy expenses. Partially offsetting these increases were reductions in FDIC insurance expense and costs of advertising and public relations compared to the 2011 quarter and year.

Key Financial Highlights

▪
Total assets were $1.67 billion at December 31, 2012 as compared to $1.49 billion at December 31, 2011, an increase of $176.6 million, or 12%. Since September 30, 2012, total assets have increased $28.2 million, or 2%.

▪
Total loans amounted to $1.36 billion at December 31, 2012, an increase of $114.2 million, or 9%, since December 31, 2011. Since September 30, 2012, total loans have increased $61.3 million, or 5%. Contributing to the fourth quarter loan growth was the purchase of $26.4 million of variable-rate residential mortgage loans.

▪
Total deposits were $1.48 billion at December 31, 2012 as compared to $1.33 billion at December 31, 2011, an increase of $141.9 million, or 11%. Since September 30, 2012, total deposits have increased $4.6 million, or 0.3%.

▪
Investment assets under management amounted to $592.4 million at December 31, 2012 as compared to $505.2 million at December 31, 2011, an increase of $87.2 million, or 17%. Since September 30, 2012, investment assets under management have increased $13.4 million, or 2%.

▪
Total assets under management amounted to $2.33 billion at December 31, 2012, compared to $2.06 billion at December 31, 2011, an increase of $272.2 million, or 13%. Since September 30, 2012, total assets under management have increased $42.9 million, or 2%.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 93 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has twenty full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, Tyngsboro and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also currently constructing a new branch in Lawrence, MA and anticipates that this office will open in the early Spring of 2013.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents:
Cash and due from banks	$38,007	$30,231
Interest-earning deposits	12,218	6,785
Fed funds sold	2,510	2,115
Total cash and cash equivalents	52,735	39,131

Investment securities at fair value	184,464	140,405
Federal Home Loan Bank stock	4,260	4,740
Loans held for sale	8,557	5,061
Loans, less allowance for loan losses of $24,254 at December 31, 2012 and $23,160 at December 31, 2011	1,335,401	1,222,268
Premises and equipment	27,206	27,310
Accrued interest receivable	5,828	5,821
Deferred income taxes, net	12,548	12,411
Bank-owned life insurance	15,443	14,937
Prepaid income taxes	174	287
Prepaid expenses and other assets	13,454	11,136
Goodwill	5,656	5,656

Total assets	$1,665,726	$1,489,163

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,475,027	$1,333,158
Borrowed funds	26,540	4,494
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	13,182	12,487
Accrued interest payable	603	751
Total liabilities	1,526,177	1,361,715

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,676,477 issued and outstanding at December 31, 2012 (including 154,186 shares of unvested participating restricted awards) and 9,472,748 shares issued and outstanding at December 31, 2011(including 132,800 shares of unvested participating restricted awards)	97	95
Additional paid-in capital	48,194	45,158
Retained earnings	87,159	78,999
Accumulated other comprehensive income	4,099	3,196
Total stockholders’ equity	139,549	127,448

Total liabilities and stockholders’ equity	$1,665,726	$1,489,163

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income:
Loans and loans held for sale	$16,435	$16,448	$64,945	$63,363
Investment securities	911	860	3,378	3,539
Other interest-earning assets	14	18	82	67
Total interest and dividend income	17,360	17,326	68,405	66,969
Interest expense:
Deposits	1,131	1,703	5,264	7,379
Borrowed funds	13	21	54	87
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	1,438	2,018	6,495	8,643
Net interest income	15,922	15,308	61,910	58,326
Provision for loan losses	600	1,243	2,750	5,197
Net interest income after provision for loan losses	15,322	14,065	59,160	53,129
Non-interest income:
Investment advisory fees	958	884	3,838	3,728
Deposit and interchange fees	1,219	1,125	4,500	4,438
Income on bank-owned life insurance, net	122	139	506	548
Net gains on sales of investment securities	39	44	236	791
Gains on sales of loans	320	284	989	687
Other income	606	475	2,106	1,750
Total non-interest income	3,264	2,951	12,175	11,942

Non-interest expense:
Salaries and employee benefits	8,500	7,396	32,034	28,671
Occupancy and equipment expenses	1,434	1,338	5,678	5,485
Technology and telecommunications expenses	1,118	993	4,316	3,886
Advertising and public relations expenses	573	944	2,267	2,661
Audit, legal and other professional fees	369	390	1,675	1,393
Deposit insurance premiums	221	270	1,064	1,319
Supplies and postage expenses	266	246	925	882
Investment advisory and custodial expenses	119	85	438	412
Other operating expenses	1,212	1,207	4,215	4,257
Total non-interest expense	13,812	12,869	52,612	48,966

Income before income taxes	4,774	4,147	18,723	16,105
Provision for income taxes	1,540	1,289	6,348	5,161

Net income	$3,234	$2,858	$12,375	$10,944

Basic earnings per share	$0.34	$0.30	$1.29	$1.16
Diluted earnings per share	$0.33	$0.30	$1.28	$1.16

Basic weighted average common shares outstanding	9,644,826	9,455,235	9,586,783	9,401,714
Diluted weighted average common shares outstanding	9,725,941	9,483,429	9,660,676	9,445,725

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2012	At or for the year ended December 31, 2011

BALANCE SHEET AND OTHER DATA
Total assets	$1,665,726	$1,489,163
Loans serviced for others	75,854	67,367
Investment assets under management	592,355	505,163
Total assets under management	$2,333,935	$2,061,693

Book value per share	$14.42	$13.45
Dividends paid per common share	$0.44	$0.42
Total capital to risk weighted assets	11.46%	11.42%
Tier 1 capital to risk weighted assets	10.15%	10.14%
Tier 1 capital to average assets	8.64%	8.63%
Allowance for loan losses to total loans	1.78%	1.86%
Non-performing assets	$22,101	$27,321
Non-performing assets to total assets	1.33%	1.83%

INCOME STATEMENT DATA
Return on average total assets	0.78%	0.75%
Return on average stockholders’ equity	9.27%	8.98%
Net interest margin (tax equivalent)	4.27%	4.37%